EXHIBIT 99
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          Paramount Communications Inc.
          15 Columbus Circle
          New York, New York  10023-7780                               NEWS
                                                                       ----
          212-373-8000
          Fax 212 373-8558

          FOR IMMEDIATE RELEASE                            January 21, 1994



          NEW YORK, Jan. 21 -- Paramount Communications Inc. (NYSE:PCI)

          announced today that its Board of Directors has unanimously recommended that Paramount's stockholders accept the revised tender offer by Viacom Inc. and tender their shares pursuant to that offer.  Paramount also announced that, under the terms of the bidding procedures initiated by the Board, the Company will enter into a previously negotiated merger agreement with Viacom,

          which will reflect the financial terms of the revised Viacom proposal.  Paramount also said that it will withdraw its

          recommendation of the QVC offer and will terminate its existing merger agreement with QVC.  As is also the case with Viacom, QVC continues to be bound by bidding procedures established by the

          Paramount Board.

               Martin S. Davis, chairman and chief executive officer of

          Paramount Communications, said, "the Board determined, following an analysis from its financial and legal advisors, that the aggregate consideration offered in the Viacom offer and its second step merger, taken together, represent the best value available to Paramount stockholders at this time."






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               Mr. Davis further stated that, "the Board is committed to

          obtaining the best value for stockholders and, as contemplated by the bidding procedures, is prepared to revisit today's

          recommendation if further bids are received.  The bidding

          procedures," he added, "have from the beginning functioned fairly and smoothly and have resulted in material improvements in value for the Paramount stockholders.  Consistent with that objective,

          the procedures will continue to enable bidders to increase existing bids through the end of the bidding process on

          February 1."

               Mr. Davis emphasized that "the bidding procedures ensure

          that the decision of Paramount's stockholders in tendering their shares to either Viacom or QVC will ultimately determine the winning bidder."


                                        * * *



          Contact:   Jerry Sherman                      Jeffrey Z. Taufield
                     Paramount Communications Inc.      Kekst and Company
                     (212) 373-8725                     (212) 593-2655

                     Carl D. Folta
                     Paramount Communications Inc.
                     (212) 373-8530